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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                  Contact:  Joan P. Platt
                                                                  408.328.6351


               SPLASH COMPLETES ACQUISITION OF COLORAGE INC.,
              DESIGNER, MANUFACTURER AND MARKETER OF DOCUPRESS


Sunnyvale, California -October 30, 1997- Splash Technology Holdings, Inc. ("Splash" NASDAQ: SPLH) announced it has completed its acquisition of ColorAge Inc. ColorAge designs, manufactures and markets DocuPress, a line of color document print servers targeted principally at the emerging market for high speed color printing in the office.

Under the terms of the agreement, Splash paid ColorAge stockholders an aggregate of $30 million in a combination of approximately $25.5 million in cash and $4.5 million in stock.

About Splash:

Splash Technology Holdings, Inc., headquartered in Sunnyvale, California, develops, produces and markets color servers that provide an integrated link between desktop computers and digital color laser copiers and enable such copiers to provide high-quality, high-speed, networked color printing. These hybrid systems, consisting of color servers and digital color laser copiers (referred to as connected or multifunction copiers), support multiple uses including image scanning, image manipulation, printing and photocopying. Splash's products feature advanced color correction, color calibration and separations support, ease of use, time-saving workflow functionality, simulation of many color monitors and printing presses and automatic correction for certain printing workflow problems.